Exhibit 99.1

IXYS Corporation Announces Record Revenues for the June 2011 Quarter

Breaking $100 million per quarter in revenues for the first time in its history

HIGHLIGHTS:

  Record quarterly revenues of $101.8 million, up about 20% from the quarter ended June 30, 2010
  Gross margin of 34.4%
  42.9% increase in diluted EPS, as compared to last year’s quarter
  52.4% sequential quarterly increase in operating income
  Record quarterly backlog of $193.2 million
  Cash increase of $11.7 million

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--July 28, 2011--IXYS Corporation (NASDAQ:IXYS), an international power and IC semiconductor company, today reported record revenues and backlog for the fiscal quarter ended June 30, 2011.

Net revenues for the quarter ended June 30, 2011 were $101.8 million, up 5% sequentially from net sales of $96.8 million in the immediately preceding quarter, and up 20% from net revenues of $84.9 million in the prior year’s first quarter. This marks the eighth consecutive quarter of revenue growth and the first time in the company's history that quarterly revenues exceeded the $100 million mark.

“As evidenced by this $100 million milestone, which is another sequential record for quarterly revenues, IXYS has positioned itself as one of the fastest growing diversified power semiconductor companies. We attribute our success to the breadth of our product portfolio and technological advances - from power semiconductors to microcontroller ICs. Our sales and marketing team continued to introduce new products to the marketplace on a worldwide basis. The combination of our in-house fab facilities and external foundries provides us with a competitive advantage and the ability to address the surging demand for our products," commented Dr. Nathan Zommer, Chairman & CEO. "We have continued our R&D investments in power semiconductors, HVICs and MCUs that address new applications for power management, efficient LED lighting, renewable energy, motor control and electric transportation."

Net income for the quarter ended June 30, 2011 was $10.0 million, or $0.30 per diluted share, which is an increase of 52.9% from net income of $6.5 million, or $0.21 per diluted share, in the prior year’s first quarter.

Gross profit was $35.0 million, or 34.4% of net revenues, for the quarter ended June 30, 2011, as compared to gross profit of $29.5 million, or 34.7% of net revenues, for the same quarter in the prior fiscal year.

IXYS experienced record backlog of $193.2 million at June 30, 2011, up $14.5 million from March 31, 2011 and up more than $28.3 million when compared to $164.9 million at June 30, 2010. Backlog represents existing customer orders that, by their terms, can be shipped within the 12 months following June 30, 2011. Bookings were $116.2 million for the quarter ended June 30, 2011, as compared to $111.4 million for the prior quarter.

The company ended June 2011 with $87.7 million in cash, which is an increase of $11.7 million over the cash at March 31, 2011. "Clearly, our business remains highly profitable, and we expect to continue generating strong cash from operations in the ensuing quarters," commented Mr. Uzi Sasson, President & CFO.

During the quarter ended June 30, 2011, the Company purchased about 118,000 shares of its common stock under its existing share repurchase program for about $1.5 million.

Mr. Sasson continued, "This is the summer quarter, where we have traditionally experienced seasonal production issues and situations where customers have delayed delivery. Combined with the uncertain macroeconomic environment, we are faced with a challenging quarter for shipments. However, with our strong backlog, we expect our product revenues for the September 2011 quarter to be similar to those of the June quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our future growth, demand, backlog, bookings, orders, profitability, future cash generation, macroeconomic environment, and our revenues in the September 2011 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2011. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	Mar. 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$87,662	$75,999
Accounts receivable, net	58,193	55,222
Other receivables	1,481	1,543
Inventories, net	75,623	75,839
Prepaid expenses and other current assets	3,881	6,742
Deferred income taxes	10,699	10,660
Total current assets	237,539	226,005
Plant and equipment, net	54,535	52,311
Other assets	20,935	22,099
Deferred income taxes	24,781	24,774

Total assets	$337,790	$325,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,060	$2,860
Current portion of notes payable to bank	1,484	1,352
Accounts payable	16,096	16,892
Accrued expenses and other current liabilities	22,882	22,938
Total current liabilities	43,522	44,042
Capitalized lease and other long term obligations, net of current portion	38,345	37,373
Pension liabilities	14,541	14,545
Total liabilities	96,408	95,960

Common stock	375	374
Additional paid-in capital	141,814	141,138
Retained earnings	89,930	79,954
Accumulated other comprehensive income	9,263	7,763
Stockholders' equity	241,382	229,229

Total liabilities and stockholders' equity	$337,790	$325,189

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30	June 30
	2011	2010

Net revenues	$101,778	$84,875
Cost of goods sold	66,743	55,382
Gross profit	35,035	29,493
Operating expenses:
Research, development and engineering	6,933	7,012
Selling, general and administrative	11,129	10,422
Impairment charges	642	1,923
Litigation provision	-	47
Total operating expenses	18,704	19,404
Operating income	16,331	10,089
Other income (expense), net	(609)	2,433
Income before income tax provision	15,722	12,522
Provision for income tax	5,746	5,996
Net income	$9,976	$6,526

Net income per share - basic	$0.32	$0.21

Weighted average shares used in per share calculation - basic	31,508	31,332

Net income per share - diluted	$0.30	$0.21

Weighted average shares used in per share calculation - diluted	32,806	31,701

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO